Exhibit No. 99.1

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
John Wille — Vice President & CFO	John McNamara - General Information
201-337-9000	212-827-3771

FOR IMMEDIATE RELEASE

RUSS BERRIE AND COMPANY, INC. ANNOUNCES REFINANCING

Oakland, N.J. — June 28, 2005 — RUSS BERRIE AND COMPANY, INC. (NYSE: RUS) today announced the closing of a $115 million, five year, senior secured credit facility (including a refinancing by its Canadian subsidiary, which is anticipated to close later this week) between it and certain of its subsidiaries and LaSalle Business Credit, LLC (“LaSalle”) and affiliated entities.  Proceeds from the LaSalle facility were used to repay in full the total amount, including accrued interest, outstanding under the Company’s previous financing agreement with Ableco Finance LLC (“Ableco”), which was terminated.  Remaining amounts available under the LaSalle facility will be used for working capital requirements and general corporate purposes of the Company and its subsidiaries.

Andy Gatto, Russ President and CEO comments, “We believe this new facility will provide us with financial flexibility, lower interest costs and support for our growth initiatives.  While we appreciate our previous relationship with Ableco which funded our acquisition of Kids Line LLC, we believe this new loan structure is more in line with the needs of the business.  We look forward to a long-term mutually beneficial relationship with LaSalle.”

Russ Berrie and Company, Inc. (RUSS), a leader in the gift industry (and its wholly-owned subsidiaries), designs, develops, and distributes a variety of innovative gift, infant and juvenile products to specialty and mass market retailers worldwide.  Known for its teddy bears and other plush animals, the Company’s gift and juvenile lines are comprised of a diverse range of everyday, seasonal, and occasion-themed products that help people celebrate the milestones in their lives.  Founded in 1963 by the late Russ Berrie from a rented garage in New Jersey, today the Company operates offices, showrooms, and distribution centers all over the world and trades on the NYSE under the symbol RUS.

Note:  This press release contains certain forward-looking statements.  Additional written and oral forward-looking statements may be made by the Company from time to time in Securities and Exchange Commission (SEC) filings and otherwise.  The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements.  These statements may be identified by the use of forward-looking words or phrases including, but not limited to, “anticipate”, “believe”, “expect”, “intend”, “may”, “planned”, “potential”, “should”, “will” or “would”.  The Company cautions readers that results predicted by forward-looking statements, including, without limitation, those relating to the Company’s future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements.  Specific risks and uncertainties include, but are not limited to, the Company’s ability to continue to manufacture its products in the Far East, the seasonality of revenues, the actions of competitors, ability to increase production capacity, price competition, the effects of government regulation, results of any enforcement action by the People’s Republic of China (“PRC”) authorities with respect to the Company’s PRC operations, the resolution of various legal matters, possible delays in the introduction of new products, customer acceptance of products, changes in foreign currency exchange rates, issues related to the Company’s computer systems, the ability to obtain debt financing to fund acquisitions, the current and future outlook of the global retail market, the ability to integrate new business ventures, the ability to meet covenants in Financing Agreement and other factors.